Exhibit 99.1

                           Synagro Technologies, Inc.
                    Announces Amendment to Credit Agreement

    HOUSTON--(BUSINESS WIRE)--March 6, 2006--Synagro Technologies, Inc. (NASDAQ:SYGR)(ArcaEx:SYGR)(the "Company") announced today that the Company has entered into an agreement with its lenders to amend the financial ratio requirements included in the Company's $305 million Senior Secured Credit Agreement. The amendment, among other things, increases the maximum amount of debt permitted under the Company's leverage ratio from 4.5 times earnings before interest, taxes, depreciation, and amortization (EBITDA), as defined, to 4.9 times EBITDA at the end of fiscal 2006. The amendment also decreases the minimum amount of cash interest coverage from 3.5 times EBITDA to
2.75 times EBITDA at the end of fiscal 2006. These financial ratio requirements for fiscal 2007 and 2008 were also modified.
    Commenting on the amendment, the Company's Chief Executive Officer, Robert C. Boucher, Jr. stated, "Over the past several years we have made substantial progress expanding our facilities business with the opening of the Pinellas County, FL and the Sacramento, CA municipal dryer facilities. During 2005, we substantially completed construction on the Honolulu, HI municipal dryer facility, the Central Valley, CA compost facility, and the Providence Soil, RI municipal dewatering facilities. All three of these facilities are expected to commence operations in the first quarter of 2006 and expected to generate approximately $9.0 million of annual operating revenue. We did experience delays in obtaining final approvals to commence construction activity on the Kern, CA composting facility and the Woonsocket, RI municipal incinerator expansion during most of 2005. These facilities are now under construction and currently expected to be completed near the end of 2006, and are expected to generate approximately $14.0 million of annual operating revenue. The covenant levels included in our credit agreement did not contemplate the delays in construction or the higher utilities costs that we have been experiencing in 2005 and 2006. We appreciate the support that our lenders have placed in our business by agreeing to new covenant levels that provide a reasonable amount of cushion for the delays that we have experienced with new facility construction activity as well as the higher utility costs. These new levels will also provide cushion for future dividend payments."
    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

    Safe Harbor Statement

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit agreement on our operation. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.


    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700